Exhibit 4.3

Appendix B

[UNOFFICIAL TRANSLATION INTO ENGLISH]

AMENDED AND RESTATED COMPENSATION POLICY

Brainsway Ltd. (“the Company”)

1.	General

1.1.	This document constitutes the compensation policy for officers as per the definition thereof in article 267(A) of The Companies Law - 1999 (“The Companies Law”).

1.2.	The purpose of this document is the determination of guidelines for the manner of the compensation of officers in the Company, taking into account principles which will enable preservation of a proper balance between the desire to compensate an officer for his performance, to recruit, to incentivize and to preserve quality officers for the long term, and between the needs to ensure that the compensation structure accords with the business strategy of the Company, its goals and its performance over time, taking into account, inter alia, the risk management policy of the Company.

1.3.	The Company determines its compensation policy for officers, amongst other things, according to the following considerations:

1.3.1.	Promotion of the aims of the Company, its work plan and with emphasis on long term policy aspects.

1.3.2.	Proper incentives for officers taking into account its risk management policy.

1.3.3.	The Company’s current stage, size, nature and scope of activity.

1.3.4.	With regard to variable components - the contribution of the officer to the achievement of the aims of the Company and maximization of its profits, with a long term view and in accordance with the position of the officer.

1.3.5.	The financial position or the share price of the Company.

1.4.	It is emphasized that this policy does not grant any of the current and future officers in the Company a right to receive any compensation specified in this compensation policy. The compensation to which a current or future officer shall be entitled, shall be under the specific terms determined for him and approved by the organs authorized therefore without any event by the Company and subject to the provisions of applicable law.

1.5.	It is emphasized that the compensation policy determines ceilings for the various compensation components and accordingly in the event that an officer receives compensation which is lower than the policy compensation, this shall not be deemed as deviation or departure from the compensation policy of the Company and approval of the general assembly therefor shall not be required, as is required in an instance of the approval of the terms of service and employment which deviate from the compensation policy.

1.6.	This compensation policy applies to all officers in the Company, which as of the date of adoption of the policy include the chairman of the Board of Directors, the directors, the CEO, officers directly subordinate to the CEO, including officers or employees in subsidiaries incorporated in Israel and outside of Israel, who are considered officers in the Company, as per the definition of this term in The Companies Law.

2.	Components of the Compensation Package

2.1.	The comprehensive compensation of the officers in the Company will be comprised of a number of compensation components (all of them or part thereof):

2.1.1.	Basic wage or salary.

2.1.2.	Social and ancillary benefits - these include, inter alia, pension savings, managers insurance, provision for severance pay, loss of work capacity insurance, vacation, sick pay, recuperation pay, travel expenses, continuing education fund, provision of a vehicle for fulfillment of function, holiday gifts, participation in welfare and leisure activities customary for all employees of the Company, communications and periodicals, and membership fees in professional associations, participation in professional workshops, professional literature, professional liability insurance, annual medical examination, and all as shall be customary at the Company from time to time.

2.1.3	Exemption, indemnification and insurance for officers.

2.1.4	Variable performance based compensation - cash grant (hereinafter: “annual grant”)

2.1.5	Variable compensation - capital.

2.1.6	Special grants.

2.1.7	Termination of service arrangement - compensation, advance notice, adaptation grant or any other benefit provided to officers in connection with termination of their position in the Company.

2.2	Definitions

2.2.1	“Base wage” or “salary/monthly salary” - gross monthly wage.

2.2.2.	“Cost of wage” - basic wage together with social and ancillary benefits in terms of costs to the employer.

2.2.3	“Compensation package” - total cost of compensation as stated in clause 2.1 in terms of costs to employer, including cost of wage, annual grant and equity compensation in terms of average value per year of maturity.

2.2.4	“Officer” - as per the definition thereof in The Companies Law.

3.	Manner of Determination of Compensation

The terms of the position and the employment of an officer at the Company shall be determined and approved, inter alia, taking into account and considering the following principles:

3.1	The education, skills, expertise, professional experience and achievements of the officer and their suitability to the needs of the Company and its business strategy.

3.2	The position of the officer, the scope of his responsibility and previous wage agreements with him.

3.3	Internal comparison - a comparison of the compensation of the officer to that of the other employees of the Company -

In determining the terms of service and employment of an officer, the Company shall examine the average and median cost of wage of the other employees of the Company (including contractor employees, as relevant) and the influence of gaps between the average and median cost of wage of the terms in question, upon the work relations of the Company.

3.4	The following table expresses the mix of components of compensation in a manner which describes the possible range of proportion between a fixed component of compensation in annual terms and between variable components of compensation in annual terms:

Position	Minimal cost of fixed compensation (per gross wage)	Maximum cost of variable compensation (monetary and capital1)
Chairman of the Board of Directors	100%
CEO	30-100%	0-70%
Other officers in Israel directly subordinates to the CEO	40-100%	0-60%

1 Equity Compensation - In accordance with its value at the time of the granting.

4.	Base Wage

4.1	The base wage expresses the skills of the employee, his experience, the knowledge he brings with him to the position, expertise in the field, education, professional qualifications attained and so forth, taking into account the scope of responsibility imposed upon him and the demands of the position demanded from him.

4.2	The base wage of an officer will be determined in negotiations for his employment at the Company, taking into account the considerations and parameters set forth in Clause 3 above.

4.3	With regard to officers whose place of work is in Israel (“officers in Israel”) the compensation policy of the Company determines that:

4.3.1	The monthly wage of the chairman of the Board of Directors in the Company shall not exceed NIS 75,000 (for full-time position). The monthly wage shall be reduced in a linear manner in the case of a reduction in the scope of the position.

4.3.2	The monthly wage of the CEO of the Company shall not exceed NIS 85,000.

4.3.3	The monthly wage of other officers in the Company who are direct subordinates to the CEO, shall not exceed NIS 65,000.

5.	Social and Ancillary Conditions

5.1	In addition to the wage specified in Clause 4 above, the Company shall be entitled, upon the approval of the compensation committee and the Board of Directors, to grant to its officers social and ancillary benefits as required by law, or are customary amongst officers in the market and at a level suitable to their position and the size of the Company, its financial state and the scope of its activity, and including (and without detracting from the generality of that stated above: provision for pension fund and managers insurance, severance pay, loss of work capacity insurance, provision for continuing education fund, vehicle (including vehicle expenses and bearing of the tax costs), communications expenses (telephone, internet, periodicals and so forth), professional association membership fees (attorney, CPA and so forth), participation in welfare and leisure activities customary for all employees of the Company, participation in professional workshops, professional literature, professional liability insurance. Annual medical examination, recuperation fees, sick pay, annual vacation (up to a ceiling of 22 days per annum) holiday gifts and so forth.

5.2	Accumulation of Vacation Days - officers in the Company shall be entitled to accumulate vacation days up to a period of two years only. An officer who has not utilized his vacation days in respect of the years prior to the years accumulated, the surplus days shall be erased.

5.3	Refund of Expenses - all of the officers in the Company shall be entitled to a refund of expenses reasonably expended in practice in the framework of their function, including expenses for participation in meetings, overseas travel, per diem accommodation expenses and reasonable expenses for relocation outside of Israel, and this against presentation of receipts. The Company shall be entitled to pay in advance the expenses of officers by means of a credit card. Refund of expenses in the event of overseas travel shall be carried out in accordance with the procedures of the Company, with ceilings for such expenses determined in the procedures.

5.4	Miscellaneous - the Company is entitled to grant additional ancillary conditions to its officers as shall be customary from time to time for the remainder of the employees of the Company.

6.	Exemption, Indemnification, and Insurance

6.1	Exemption Deeds for Officers - the Company shall be entitled to grant to any officer in the Company, including controlling interests and their relations, deeds of exemption as shall be approved by the authorized organs in the Company, and provided that the exemption shall not apply to a resolution or a transaction in which the controlling interest or any officer in the Company (also some other officer for whom an exemption was issued) has a personal interest in.

6.2	Deeds of Indemnification for Officers - the Company shall be entitled to grant to any officer in the Company deeds of indemnification, in the broadest possible manner permitted at law and as shall be approved by the authorized organs in the Company.

6.3	Officers Insurance - without detracting from the generality of that stated above, the Company shall be entitled at any time during the course of this compensation policy, to purchase from time to time liability insurance for officers (including run-off type policies), which shall insure the liability of directors and officers serving and who shall serve form time to time in the Company and its subsidiaries during such periods. When the engagement as stated may be by way of extension of a terminating policy, while changing its conditions, and provided that the engagement shall be on the basis of the principles specified below (in this Clause “Principles to Engagement”) and shall not deviate from the material conditions included in the principles for engagement as stated. The following are the principles for engagement:

6.3.1	With regard to a “claims made” type officer’s insurance policy:

6.3.1.1	The limit of liability of the insurer in the framework of a policy purchased as mentioned shall not exceed $25,000,000 in respect of one claim or cumulatively under the policy, and coverage of reasonable legal expenses for claims submitted in Israel and outside of Israel, as customary.

6.3.1.2	The annual insurance fees which shall be paid by the Company for any one year of insurance, shall not exceed a total of $100,000.

6.3.1.3	The amount of the deductible which shall be determined in any policy purchased as stated shall not deviate from that customary in the market for insurance policies of the type and the scope and at the time of the engagement in the policy.

6.3.2	With regard to “run-off” type policies.

6.3.2.1	The limit of liability of the insurer in the framework of a policy purchased as mentioned shall not exceed $25,000,000 in respect of one claim or cumulatively under the policy, and coverage of reasonable legal expenses for claims submitted in Israel and outside of Israel, as customary.

6.3.2.2	The insurance fees which shall be paid by the Company for a run-off insurance period of seven years, shall not exceed a total of $100,000.

6.3.2.3	The amount of the deductible which shall be determined in any policy purchased as stated shall not deviate from that customary in the market for insurance policies of the type and the scope and at the time of the engagement in the policy.

6.3.3	It is clarified that such extent of the Company shall be registered for trading overseas, it shall be entitled to increase the limits of liability of the insurer such that the limit of liability in the framework of each policy purchased shall not exceed $40,000,000 per claim or cumulatively under the policy, and coverage for reasonable legal expenses for claims submitted in Israel and outside of Israel, as customary.

7.	Advanced Notice

7.1	The compensation committee and the Board of Directors shall be entitled to determine a period of advanced notice for officers in Israel up to a ceiling of two months in the first year of engagement and four months in subsequent years.

7.2	During the course of the advanced notice period, the officer shall be required to continue to fulfill his position and shall be entitled to continuation of all of the terms of his position and employment without change, save if the Board of Directors shall resolve to release him from this obligation.

7.3	The compensation committee and the Board of Directors shall be entitled to determine an advance notice also for termination of employment triggered by one or more of the events set forth in clauses (a) to (c) of the definition of “acceleration event” in Section 10.3.9 below.

8.	Annual Grant - Cash (Bonus)

8.1	The compensation policy of the Company is based, inter alia, on the principle that the comprehensive compensation of an officer at the Company must be influenced by the business results of the Company and his personal contribution to the achievement of the strategic targets of the Company.

8.2.	Accordingly, the Company shall be entitled to grant to the CEO and to officers directly subordinate to the CEO, an annual grant (bonus) on the basis of their fulfillment of performance targets as determined for them, in accordance with the annual grant program which shall be approved by the compensation committee of the Board of Directors of the Company each year.

8.3	Threshold Conditions

The entitlement to an annual grant for an officer is subject to fulfillment of cumulative preconditions which shall be calculated on the basis of the reports of the Company, as follows:

8.3.1	Annual operating profit or loss which shall not be less than or exceed (respectively) the rate of operating profit or loss determined in the work plan approved by the Board of Directors of the Company at the start of the year.

8.3.2	The Company does not have negative cash flow or other circumstances which endanger its ability to meet its liabilities over the course of the following 24 months (after calculation of the grant.)

8.3.3	In a year in which the cumulative conditions are not fulfilled, annual grants shall not be distributed to officers.

8.4	The targets used for calculation of the annual grant for each officer and their proportional weight.

8.4.1	Determination of Targets and the Achievement Thereof

The targets will be determined annually by the compensation committee and approved by the Board of Directors. The compensation committee will consult with the CEO in establishing personal targets and will receive information from him for examination of achievement by the officers of the targets. In the framework of the annual report for the previous year, the Company shall publish the criteria under which the grants for the current year will be determined without details of the quantitative target entitling to a grant. To such extent as a grant shall be paid in respect of fulfillment of targets, the Company shall report in the framework of the periodic report, the scope of the achievement of the targets and the manner of calculation of the annual grant which was paid.

8.4.2	Company-wide Targets

The company-wide the targets will include at least two metrics, which shall be performance or financial (such as income from sales, gross profit, operating profit/loss, net profit/loss, EBITDA, adherence to an annual budget approved in advance by the Board of Directors, share price for the Company, income from a certain model or product, income in a certain territory, obtaining of regulatory approvals, recruitment for clinical trials and so forth).

8.4.3	Personal Target Metrics

The personal target metrics will include at least two metrics determined in advance for the year measured in accordance with the fields of activity and responsibility of the officer. For each officer there shall be determined personal targets which shall derive, inter alia, from the work plan and the strategy of the Company and from the work plan of the units for which the officer is responsible. Metrics for example: Achievement of division budgetary targets, achievement of development target, receipt of FDA approval, number of systems installed/ordered, decrease of production costs, improvement of products quality (as measured in number of faults), success in clinical trials, signature of distribution agreements, expansion of insurance coverage for Company products, publishing of clinical articles, improvement in financial parameters, obtainment of projects targets and other operating parameters (efficiency, employee turnover, cost savings and so forth), reduction of inventory turnaround, material fund raising, merger or material acquisition.

It is clarified that it is possible to include in the personal targets, metrics from the company-wide metrics.

Assessment of the personal targets determined for officers will be made by the CEO, and presented before and subject to approval of the compensation committee of the Board of Directors.

8.4.4	Assessment of Performance by the Supervisor

In calculating the annual grant, the compensation committee and the Board of Directors will be entitled to grant part of the grant on the basis of qualitative performance assessment of the officer which shall refer to metrics such as initiative, excellence, contribution to the results of the Company, as distinct from the company-wide and personal metrics as stated.

8.4.5	Grant Mix

8.4.5.1	The proportional weight of each one of the targets set out above shall be as follows below:

Rank	Company-wide Targets	Personal Targets	Performance Assessment
CEO	60-100%	0%	0-40%
Other officers	30-40%	50-60%	0-20%

8.4.5.2	The compensation committee and the Board of Directors shall be entitled to deviate from the considerations as stated in clause 8.4.5.1.

8.4.6	Annual Grant Ceiling

The annual grant ceiling (without the special grant) shall be determined at the start of the measured year but shall not exceed that stated below:

8.4.6.1	CEO - Up to four monthly salaries.

8.4.6.2	Other Officers in Israel - Up to two monthly salaries of the relevant officer.

8.5	Annual Grant General Provisions

8.5.1	The annual grant in cash to officers as approved by the compensation committee and the Board of Directors will be paid together with the first salary after approval of the annual financial reports of the Company.

8.5.2	The compensation committee and the Board of Directors shall be entitled to reduce up to 25% of the variable compensation for an officer which was calculated for such year according to the compensation mechanisms determined in compensation policy.

8.5.3	Officers will undertake to return to the Company the amount of the grant, net, or part thereof if it evolves in the future that the grant was issued on the basis of figures which were audited by the accountant of the Company and which were discovered to be misleading and were restated in the financial reports of the Company during a period of the three subsequent annual financial reports after the date of approval of the grant. In any instance where an officer will be required to return amounts of a grant as stated, the entitlement of the officer to a future grant will initially be set off. That stated in this clause shall apply, mutatis mutandis, to the Company in the event where these stated figures in the audited financial reports of the Company lead to entitlement to a grant in an amount which is higher in respect of such year.

8.5.4	There shall be no obligation upon an officer to return amounts and the Company shall not pay to an officer any amount as stated in this clause above in any of the following instances:

8.5.4.1	In the event that the restatement of the financial reports arises from a change in the accounting standards.

8.5.4.2	In the event of the compensation committee and the Board of Directors determine in special circumstances that repayment of the grant (or part thereof) as stated in this clause above by the officer is impossible or unimplementable from a commercial, legal or any other aspects.

8.5.5	In the event of termination of the employment of an officer in the Company during any year, with the exception of termination under circumstances which preclude severance pay, the Company shall be entitled to grant the officer a proportional part of his annual grant in respect of the period from the commencement of the calendar year in which the employment of the officer in the Company was terminated and until the date of termination of employment, in accordance with the discretion of the compensation committee and the Board of Directors. In such instance, the grant will be paid only on the date of the payment of the annual grant for the remainder of the officers in the Company.

9	Special Grants

9.1	In addition to the annual grant, the Company shall be entitled to pay to each one of the officers a special grant for performance of the officer which is not measurable or in light of special and extraordinary contribution of the officer such as in connection with completion of a transaction (including merger, acquisition or issue transactions), which is exceptional in its scope or in its inherent achievement (“special grant”). A special grant may be paid to an officer one time per annum only. The amount of the discretionary special grant shall not exceed three monthly salaries for any of the officers in the Company. This restriction shall include also the component of the performance estimation in the annual grant in cash, if existing.

9.2	In the event that the Company shall close a merger and acquisition transaction in the period of engagement with the relevant officer:

9.2.1	Subject to the approval of the compensation committee and the Board of Directors, the CEO shall be entitled to a grant of up to NIS 1,000,000 (whether the Company terminates the engagement with the CEO as a result of the transaction or not).

9.2.2	In the event that the Company shall terminate the engagement with an officer who is not the CEO, over the course of the 24 months after completion of the merger and acquisition transaction, not subsequent to performance of a crime or breach of a material condition in the engagement as stated, to such extent as merger and acquisition documents which are binding were signed prior to the officer receiving a notice of termination, the compensation committee and the Board of Directors are entitled to determine that such officer shall be entitled to a grant of up to six monthly salaries of the relevant officer.

9.2.3	The compensation committee and the Board of Directors are entitled to determine with regard to an officer who is not the CEO that to such extent as the officer shall continue in his position at the Company after the merger and acquisition transaction, for a period determined by them, such officer shall be entitled to a grant of up to six monthly salaries of the relevant officer.

9.2.4	In this clause, “merger and acquisition transaction”, means (1) a sale or transfer transaction of all or of the principle assets of the Company and its subsidiaries, including by means of the granting of a perpetual, exclusive and global license. Or (2) the purchase of the Company by: (A) Merger or the consolidation of the Company with another entity, as a result of which the shareholders of the Company prior to the transaction shall not hold the majority of the voting rights in the surviving entity. (The surviving entity can be the Company), or (B) sale, assignment or discharge of all or almost all the issued and paid up shares of the Company, or any significant part thereof. The Board of Directors of the Company shall have the exclusive authority to determine whether any transaction is deemed a “a merger and acquisition transaction” under this clause 9.

9.3	In the event that the Company shall close a successful issue in the period of engagement of the relevant officer, subject to approval of the compensation committee and the Board of Directors, such officer shall be entitled to a grant as follows: CEO - NIS1,000,000. Other officer - Up to 6 monthly salaries.

9.4	In this clause “successful issue”, shall mean initial offering of ordinary shares of the Company in a stock exchange outside of Israel, which shall result in gross proceeds to the Company of not less than $20,000,000,00. The Board of Directors shall be exclusively authorized to determine whether such issue is deemed “successful issue” under clause 9.

9.5	The special grants as stated in this clause shall be granted to an officer who is not the CEO on the basis of a recommendation of the CEO and subject to approval of the compensation committee and of the Board of Directors. Regarding the CEO of the Company, special grants shall be awarded on the basis of recommendations of the Board of Directors and subject to approval and the compensation committee and the Board of Directors.

9.6	It is clarified that the Company is entitled to pay the special grants as stated in this clause 9, even when it does not fulfill the cumulative pre-conditions set out in clause 8.3.

10.	Equity Compensation

10.1	The Company reserves the rights to grant its officers restricted shares (RS) and or restricted share units (RSUs) and or options for ordinary shares of the Company (herein after jointly: “securities”), in accordance with the equity compensation plan adopted from time to time and subject to applicable law.

10.2	It is clarified that the granting of restricted shares (RS) and or restricted share units (RSUs) (if granted) shall be subject to the performance targets relevant to the nature of activity of the Company.

10.3	The entitlement of an officer to equity compensation shall be according to the definitions in the plans approved by the Company from time to time. These definitions shall relate, at the very least, to the following details:

10.3.1	Maximum percentage of dilution, in respect of such plan, arising from the allotment of securities in the period of the policy, including to employees and in respect of consultancy services and including to employees overseas, shall not exceed a rate of 10% upon full dilution prior to the current compensation policy period[2]. Without detracting from that stated above, the maximum vesting rate for officers in Israel, save for the CEO, shall not exceed 0.5% per annum upon full dilution.[3]

10.3.2	In addition, the value of the annual equity component granted to any officer (if granted) subordinate to the CEO, shall not exceed five sixth monthly salaries of such officer. For such purpose, the value of the annual equity component will be calculated on the date of the granting on the basis of customary economic models and will be divided by the number of years of maturity of the equity component. With regard to the CEO and the VP finance, the value of the annual equity component shall not exceed seven monthly salaries of the CEO or the VP finance, as the case maybe.

10.3.3	The exercise price of the option units for any officer shall not be less than 10% above average closing share price of the Company in the 90 trading days preceding the resolution of the Board of Directors of the Company to allot the options, save if it is determined that extraordinary fluctuation in the share price obligates utilizing an average for a longer period.

[2]	For such purpose, equity compensation which was approved by the Board of Directors prior to the current policy period, shall not be taken into account.
[3]	For example - if an officer in Israel is allotted (save for the CEO) in a certain year, securities at a rate of 2% from the issued capital of the Company, the vesting rate will be divided in the manner that vesting of each segment shall not exceed 0.5% per annum.

10.3.4	It is clarified that unless otherwise determined by the compensation committee and the Board of Directors, and subject to the provisions of applicable law (including the provisions of The Company’s Law and the stock exchange regulations), the exercise price of restricted shares and restricted share units, is zero.

10.3.5	The vesting period of each group of securities will vest over the course of no less than three years, starting from 12 months at least after the date of the granting, when the vesting is in equal parts, save for with the CEO, for whom the compensation committee and the Board of Directors may determine that on the first date of vesting up to 25% of the amount of the securities shall vest in the relevant group, and provided that the remainder of the vesting shall be in equal parts.

10.3.6	The Company shall be entitled to grant securities which may be exercised within a period which shall not exceed eight years from the date of the granting thereof and so long as they have not expired previously and all as shall be determined in the allotment program. At the end of up to eight years from the date of the granting, all of the securities which have not been exercised shall expire.

10.3.7	The compensation committee and the Board of Directors will determine the terms of the exercise of securities upon the termination of employee-employer relations between an officer and the Company (due to dismissal, resignation, death or disability and so forth) including in the framework of the equity compensation program and with regard to the CEO, upon approval of allotment at the general assembly or thereafter.

10.3.8	The compensation committee and the Board of Directors shall be entitled to determine that upon an acceleration event, or as a result of the termination of engagement due to death or disability, the vesting of the securities which were granted to the officer shall be accelerated, in whole or in part, including for securities which were granted prior to approval of this compensation policy.

10.3.9	“Acceleration event” shall mean one or more of the following events, when the Company has exclusive discretion to decide with regard to each granting of securities, which of the following events will be included as an acceleration event for such granting (and provided that the definition shall include at least one event from the list): (a) A change in control (as defined in the Securities Law - 1968 at the Company. (b) The sale of all or of the principal assets of the Company. (c) A merger or acquisition transaction as defined in Clause 9.2.4. (d) A successful issue as defined and clause 9.3.

10.3.10	The Company shall be entitled to determine that securities which will be granted to an employee under the tax method which shall maximize the tax benefit for the employee.

10.3.11	In general, exercise of securities shall be cashless save if determined otherwise by the compensation committee and the Board of Directors of the Company.

11.	Directors’ Wage

11.1	The wages of the directors (with the exception for the chairman of the Board of Directors and directors with additional positions in the Company and employed by it) shall not exceed the maximum permitted compensation under the Companies Regulations (rules for compensation of external director) - 2000 (“compensation regulations”), in accordance with the rank at which the Company is classified under the Compensation Regulations. Whether the director is an expert shall be taken into account for such purpose, as per the definition of an expert external director in the Compensation Regulations.

11.2	The external directors and all of the other directors in the Company shall be entitled to refund of expenses as determined in the compensation regulations. The Company shall be entitled to refund to the remaining directors in the Company their reasonable expenses actually made in the framework of their position, including participation in meetings, travel and overseas accommodation expenses, per diem and accommodations as against receipts, and all in accordance with procedures of the Company.

11.3	Clause 6 (exemption, indemnification and officer’s insurance) above shall apply also to directors, including external directors.

11.4	Subject to the provisions of applicable law, the Company is entitled to grant equity compensation to a director with expertise in the field of activity of the Company and or with the special contribution and provided that such director is not the chairman of the Board of Directors nor has an additional position in the Company and nor is employed or provides services to the Company, and subject to the provisions of Clause 10.3 (equity compensation) which shall apply to such director and or the equity compensation offered to him, mutatis mutandis.

11.5	Directors employed by the Company or providing services to it by means of companies under their control shall not be entitled to additional compensation in respect of their function as directors.

12.	Work Overseas

12.1	Notwithstanding that stated in Clauses 4.3, 7.1, 8.4.6 and 10.3.2 of this compensation policy, regarding officers who are not residents of Israel (“officer outside of Israel”), the terms of the position and the employment shall be as per the following limits:

12.1.1	The basic annual wage ceiling shall not exceed $400,000.[4]

12.1.2	In addition to the base salary specified in Clause 12.1.1 above, the Company shall be entitled, with the approval of the compensation committee and the Board of Directors, to approve social and ancillary benefits for an officer outside of Israel in accordance with that customary in the country in which he carries out his position.

12.1.3	The annual cash grant (bonus) ceiling[5] shall not exceed six monthly salaries of such officer.

12.1.4	The value of the annual equity component at the time of the granting shall not exceed 12 monthly salaries of such officer. For such purpose, the value of the annual equity component will be calculated on the date of the granting on the basis of customary economic models and will be divided by the number of years of maturity of the equity component.

12.1.5	Advance notice – the compensation committee and the Board of Directors shall be entitled to determine a period of up to 12 months advanced notice of termination to officers and employees outside Israel.

12.2	It is clarified that in addition to that stated above, the wage of officers outside of Israel and additional conditions which were not arranged in this policy, shall be subject to approval of the competent organs in the corporations in which they are employed.

13.	Ratio between the cost of the terms of the position and employment of an officer and the remainder of the employee’s of the Company

The compensation committee and the Board of Directors have examined the ratio between the cost of the terms of the position and the employment of officers, and between the cost of wage of the remaining employees of the Company and of the employees of contractors employed by the Company, and particularly the ratio between the average wage and the median wage of employees are stated, as of the date of approval of this compensation policy, and determined that these ratios are not anticipated to impact the work relationships at the Company, and this taking into account, inter alia, the manner of the activity of the Company and its size and the responsibility that various officers in the Company shall bear and the complexity of their positions.

4 Including by means of a mechanism for payment of sales commissions.

5 Subject to fulfillment of preconditions and targets and all in accordance with Clause 8 above.

The following is the ratio as stated correct as of the date of the publication of this compensation policy.

Position	Ratio to Average Wage	Ratio to Median Wage
Chairman of the Board of Directors	1.04	1.42
CEO	6.30	8.62
Other officers directly subordinate to the CEO	2.55	3.48

(1)	The average and median wage was calculated with regard to Israeli employees only.
(2)	The value of the options is determined in accordance with their value on the date of the granting, with regard to options not yet vested, divided by the number of years of maturity.
(3)	Grants contingent upon fulfillment of targets have not been taken into account.

14.	Employment by Means of a Management Company

In the event that an officer provides services to the Company (for instance by means of a management company) and is not an employee of the Company, in every instance where this compensation policy refers to base wage and/or salary, the fixed components will be converted into a monthly management fees and the provisions of the compensation policy will apply with regards to the management fees, mutatis mutandis, and provided that there shall be no change in the costs to the Company due to the engagement with the service provider as compared to engagement with him as an employee. The payment to the service provider will be carried out through invoices and will include the base wage and all of the ancillary conditions and benefits (with the exception of refund of expenses). In such instance, the total and final cost to the Company as stated shall stand at the base wage multiplied by 1.33. VAT at law shall be added to the management fees.

15.	Changes in the terms of the position and employment of an officer subordinate to the CEO

A non-material change (up to 5%) in the terms of the position and employment of an officer who is subordinate to the CEO of the Company, shall not require approval by the compensation committee if approved by the CEO and is in line with the compensation policy of the Company, and provided that the CEO shall report thereupon to the chairman and the compensation committee.

16.	Miscellaneous

16.1	The compensation committee and the Board of Directors are responsible for the management of the compensation plan and its implementation and all of the actions required therefor including the authority to interpret the provisions of the compensation policy in any event of doubt with regard to the implementation.

16.2	It is emphasized that nothing in that stated in this compensation policy shall prejudice existing agreements and/or binding practices (if any) between the Company and the officers prior to approval of this compensation policy.

16.3	In the event of any change in the relevant law which is more lenient than the provisions of this compensation policy, the compensation committee and the Board of Directors shall be entitled to adopt the more lenient provisions of the law, and this without requiring approval of the general assembly of the Company in connection therewith.

16.4	The compensation committee and the Board of Directors will examine from time to time the compensation policy and the need for its adjustment in the face of a material change from circumstances which had prevailed when it was determined or for other reasons.